EXHIBIT 4.1
EXECUTION COPY
GOLDMAN SACHS FINANCIAL MARKETS, L.P. | 1 NEW YORK PLAZA | NEW YORK, NEW YORK 10004 |
TEL: (212) 902-1000
Opening Transaction

To:	Leap Wireless International, Inc. 10307 Pacific Center Court San Diego, CA 92121

A/C:

From:	Goldman Sachs Financial Markets, L.P.

Re:	Issuer Share Forward Sale Transaction

Ref. No:

Date:	August 15, 2006
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs Financial Markets, L.P. (“GSFM”) and Leap Wireless International, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Form specified below. GSFM is acting as principal in this Transaction and Goldman, Sachs & Co. (“GS&Co.”), its affiliate, is acting as agent for GSFM and Counterparty in this Transaction. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). GSFM is not a member of the Securities Investor Protection Corporation.
     1. This Confirmation is subject to, and incorporates, the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction.
     This Confirmation evidences a complete and binding agreement between GSFM and Counterparty as to the terms of this Transaction to which this Confirmation relates. In addition, this Confirmation, together with all other documents referring to the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form” or the “Agreement”) confirming transactions (each, a “Transaction”, and each such other document, a “Confirmation”) entered into between GSFM and Counterparty (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement (which shall survive the termination of this Transaction) in the form of the ISDA Form as if GSFM and Counterparty had executed an agreement in such form effective as of the Trade Date of the first Transaction between GSFM and Counterparty (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”).

     2. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	August 15, 2006

Effective Date:	The Time of Delivery (as defined in the Registration Agreement dated the date hereof among Counterparty, GS&Co., GSFM, Citigroup Global Markets, Inc. and Citibank, N.A. (“Citibank”) (the “Registration Agreement”)) of the Firm Shares (as defined in the Registration Agreement).

Buyer:	GSFM

Seller:	Counterparty

Shares:	Common Stock, $.0001 par value, of Counterparty (Ticker: LEAP)

Base Amount:	Initially, 2,800,000 Shares; provided that GSFM on or prior to the Effective Date may reduce such initial Base Amount to such lower number of Shares for which, in GSFM’s determination, the condition set forth in clause (iv) of “Conditions to Effectiveness” may be satisfied and provided further that the Base Amount shall be increased at the Time of Delivery of the Optional Shares (as defined in the Registration Agreement) by the number of Optional Shares (as defined in the Registration Agreement), if any, purchased from GSFM as the Forward Counterparty (as defined in the Registration Agreement) pursuant to Section 3(b) of the Registration Agreement (such incremental increase, the “Option Base Amount”) and at such time, the “Base Amount” hereunder shall mean the initial Base Amount (as adjusted) plus the Option Base Amount. On each Physical Settlement Date or Unwind Period Starting Date (as applicable), the Base Amount shall be reduced by the number of Settlement Shares specified in the applicable Settlement Notice or in connection with an Acceleration Event as provided in Section 8 of this Confirmation. If any Unwind Period is terminated by Counterparty (as provided below in “Unwind Period”) such that the Remaining Hedge Amount following the last day of such Unwind Period is greater than zero, the Base Amount shall be increased by such Remaining Hedge Amount on the day immediately following such Unwind Period.

Maturity Date:	August 21, 2007

Settlement Currency:	USD

Exchange:	The NASDAQ Stock Market, Inc.

Related Exchange:	All Exchanges

Clearance System:	DTC

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Effective Date, USD $40.11 per Share (the “Initial Forward Price”). On any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 plus (ii) the Daily Rate for the immediately preceding calendar day.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread (ii) divided by 360.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	1%

Conditions to Effectiveness:	Unless waived by GSFM, the effectiveness of this Confirmation on the Effective Date (and, if applicable, the effectiveness of this Confirmation solely with respect to the Option Base Amount at the Time of Delivery of the Optional Shares) shall be subject to (i) the condition that the representations and warranties of Counterparty contained in this Agreement and in the Registration Agreement and any certificate delivered pursuant thereto by Counterparty be true and correct on the Effective Date (or the Time of Delivery of the Optional Shares, as the case may be) as if made as of such date, (ii) the condition that Counterparty shall have performed all of the obligations required to be performed by it under the Registration Agreement on or prior to the Effective Date (or the Time of Delivery of the Optional Shares, as the case may be), (iii) the satisfaction of all of the conditions set forth in Section 7 of the Registration Agreement and (iv) the condition that in GSFM’s commercially reasonable judgment, it is able to borrow and deliver for sale a number of Shares equal to the Base Amount at a stock loan cost of not more than 100 basis points per annum with respect to such Shares; provided, that if the condition in this clause (iv) is satisfied with respect to some but not all of such Shares, this Confirmation shall be effective, but the Base Amount for this Transaction shall be the number of Shares that GSFM is able to borrow at a stock loan cost of not more than 100 basis points per annum.

Settlement Terms:

Settlement Method:	Physical Settlement, Cash Settlement or Net Stock Settlement at the election of Counterparty as set forth in a written notice delivered to GSFM (the “Settlement Notice”) that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is selected or (ii) as provided in Section 8 of this Confirmation; provided further that Counterparty shall not have the right to elect Net Stock Settlement if (x) at any time during the five Exchange Business Day period preceding the date the Settlement Notice is delivered to GSFM the price per Share on the Exchange is less than or equal to $35 or (y) the ADTV (as defined in Rule 10b-18 (“Rule 10b-18”) under the Exchange Act) of the Shares for the calendar week in which such Settlement Notice is delivered is less than 200,000 Shares (as adjusted for stock splits and similar events).

Settlement Notice Requirements:	Counterparty may deliver a Settlement Notice on no more than five (5) occasions (other than any Settlement Notice in respect of the Maturity Date). For the avoidance of doubt, any resumption of Share delivery as described under “Limitation on Receipt of Shares” shall not constitute the delivery of an additional Settlement Notice for purposes of the foregoing limitation. Notwithstanding any other provisions hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Stock Settlement will not be effective to establish an Unwind Period Starting Date unless Counterparty delivers to GSFM with such Settlement Notice a representation signed by Counterparty substantially in the form: “as of the date of this Settlement Notice, Leap Wireless International, Inc. is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as the Unwind Period Starting Date in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Settlement Shares:	With respect to any Physical Settlement Date or Unwind Period Starting Date, a number of Shares, not to exceed the Base Amount, designated as such by Counterparty in the related Settlement Notice; provided that, on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.

Suspension Day:	Any day on which GSFM determines in its sole discretion, based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GSFM generally in connection with its business) for GSFM or its affiliates to refrain from engaging in transactions in the Shares; provided that GSFM may exercise this right to suspend only in good faith in relation to events or circumstances that are unknown to it or any of its affiliates at the Trade Date of this Transaction and are not the result of deliberate actions of it or any of its affiliates with the intent to avoid its obligations under the terms of this Transaction. GSFM shall notify Counterparty if it makes such a determination in respect of any day or number of days; provided that such notice shall not specify, and GSFM shall not otherwise communicate to Counterparty, the reason for GSFM’s determination.

Physical Settlement Date:	Any Exchange Business Day following the Effective Date up to and including the Maturity Date, (A) as designated by Counterparty in a Settlement Notice electing Physical Settlement that satisfies the Settlement Notice Requirements and is delivered to GSFM at least three (3) Scheduled Trading Days prior to such Physical Settlement Date or (B) as provided by Section 8 of this Confirmation; provided that if no such notice is delivered, and the Base Amount is at such time greater than zero (0), the Maturity Date shall be the Physical Settlement Date; provided further that if the Physical Settlement Date so designated or the Maturity Date is a Suspension Day, the Physical Settlement Date shall be deferred until the first succeeding Clearance System Business Day that is an Exchange Business Day and is not a Suspension Day.

Physical Settlement:	If Physical Settlement applies, on each Physical Settlement Date Counterparty shall deliver to GSFM a number of Shares equal to the

Settlement Shares for such Physical Settlement Date, and GSFM shall deliver to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount in cash equal to the Physical Settlement Amount for such Physical Settlement Date, on a delivery versus payment basis.

Physical Settlement Amount:	For any Physical Settlement Date, an amount in cash equal to the product of the Forward Price on such Physical Settlement Date and the number of Settlement Shares for such Physical Settlement Date.

Unwind Period Starting Date:	Any Scheduled Trading Day, which is not a Disrupted Day, following the Effective Date up to and including the Maturity Date, as designated by Counterparty in a Settlement Notice electing Cash Settlement or Net Stock Settlement that satisfies the Settlement Notice Requirements and is delivered to GSFM at least three (3) Scheduled Trading Days prior to such Unwind Period Starting Date.

Unwind Period:	The period from and including the Unwind Period Starting Date through the Scheduled Trading Day on which the Remaining Hedge Amount is reduced to zero; provided that Counterparty may terminate an Unwind Period by designating a Scheduled Trading Day as the final day of such Unwind Period on at least three (3) Scheduled Trading Days’ prior notice to GSFM; provided further that no such termination shall be effective if the Scheduled Trading Day so designated is on or after the Maturity Date.

Unwind Daily Share Amount:	In respect of each Exchange Business Day during the Unwind Period, other than a Suspension Day or a Disrupted Day or as described below under “Other Forward,” a number of Shares equal to the actual number of Shares purchased by GSFM (or its affiliate) on such day in order to (i) close out GSFM’s open borrow position in respect of this Transaction (taking into account the obligations, if any, of Counterparty hereunder to deliver Shares to GSFM under “Net Stock Settlement” below), and (ii) if applicable, deliver to Counterparty in satisfaction of any obligation of GSFM hereunder to deliver Shares to Counterparty (including, without limitation, obligations under “Net Stock Settlement” below). GSFM agrees to use its reasonable good faith efforts (x) to effect the purchases of such Shares in accordance with Rule 10b-18(b)(2), (3) and (4) as if those sections applied to GSFM (or its affiliate), taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond its control and (y) to complete the Unwind Period in a commercially reasonable number of days, subject to the limitations imposed by clause (x) and, if applicable, the Maximum Purchase Price (defined below). If a maximum purchase price per Share is specified by Counterparty in a Settlement Notice electing Cash Settlement (each such specified price, a “Maximum Purchase Price”), the Unwind Daily Share Amount in respect of each Exchange Business Day during the Unwind Period corresponding to such Settlement Notice shall not include any purchases of Shares effected at a price per Share in excess of the Maximum Purchase Price.

Other Forward:	GSFM acknowledges that Counterparty has entered into a forward transaction for its Shares on the date hereof (the “Other Forward”) with an affiliate of Citigroup Global Markets, Inc. GSFM and Counterparty

agree that, in order to facilitate compliance with the provisions of Rule 10b-18, if Counterparty designates an Unwind Period with respect to the Other Forward and such Unwind Period for the Other Forward coincides for any period of time with any Unwind Period for this Transaction (the “Overlap Unwind Period”), Counterparty shall notify GSFM prior to the commencement of such Overlap Unwind Period and GSFM shall only be permitted to purchase Shares in respect of this Transaction on the Scheduled Trading Day specified by Counterparty in such notice and on every other Scheduled Trading Day thereafter during such Overlap Unwind Period (which, in each case, shall be a day with respect to which Counterparty shall have instructed, and obtained the agreement of, the Other Forward counterparty to refrain from purchasing Shares); provided that such Scheduled Trading Day specified by Counterparty in such notice must be either the first or the second Scheduled Trading Day during such Overlap Unwind Period. Following consultation with either of GSFM or Citibank, Counterparty may direct such party to effect a block purchase in accordance with Rule 10b-18(b)(4) on a day on which such party is permitted to purchase Shares pursuant to this paragraph; provided that Counterparty shall notify the other of GSFM or Citibank of the amount and date of such block purchase.

Remaining Hedge Amount:	In respect of an Unwind Period, on the Unwind Period Starting Date for such Unwind Period, the Settlement Shares specified in the Settlement Notice relating to such Unwind Period. Thereafter, the Remaining Hedge Amount shall be reduced following the close of trading on each Exchange Business Day during the Unwind Period by the Daily Hedge Reduction Amount for such day.

Daily Hedge Reduction Amount:	In respect of each Exchange Business Day during the Unwind Period, the Unwind Daily Share Amount for such day (x) decreased, if Net Stock Settlement is applicable, by the Net Stock Settlement Daily Shares for such day, if such amount is positive, or (y) increased, if Net Stock Settlement is applicable, by the absolute value of the Net Stock Settlement Daily Shares for such day, if such amount is negative.

Settlement Period:	In respect of any Unwind Period, a period comprising the Scheduled Trading Days in any calendar week during such Unwind Period; provided that, for the avoidance of doubt, (a) the initial Settlement Period will commence on, and include, the Unwind Period Starting Date and (b) the final Settlement Period will end on, and include, the last day of such Unwind Period.

Cash Settlement:	If Cash Settlement applies, if the Cash Settlement Daily Amount is a positive number, GSFM will owe the Cash Settlement Daily Amount to Counterparty. If the Cash Settlement Daily Amount is a negative number, Counterparty will owe the absolute value of the Cash Settlement Daily Amount to GSFM. The Cash Settlement Daily Amounts owed in respect of all Exchange Business Days within a Settlement Period shall be paid (as a single net payment in accordance with Section 2(c) of the Agreement) by Counterparty or GSFM, as the case may be, on the third Clearance System Business Day following the last Scheduled Trading Day of such Settlement Period.

Cash Settlement Daily Amount:	In respect of each Exchange Business Day during the Unwind Period on which there is an Unwind Daily Share Amount, an amount calculated by the Calculation Agent equal to: (i)(A) the Forward Price as of such day minus (B) the Execution Price for such day multiplied by (ii) the Unwind Daily Share Amount for such day.

Execution Price:	For each Exchange Business Day during the Unwind Period on which there is an Unwind Daily Share Amount, the volume weighted average execution price of purchases by GSFM (or its affiliate) on such Exchange Business Day of a number of Shares equal to such Unwind Daily Share Amount, as calculated by the Calculation Agent. For the avoidance of doubt, during any Unwind Period for which Counterparty has elected Cash Settlement and specified a Maximum Purchase Price in the related Settlement Notice, such average shall not include any purchases of Shares for which the execution price per Share exceeds the Maximum Purchase Price.

Net Stock Settlement:	If Net Stock Settlement applies, if the number of Net Stock Settlement Daily Shares is (i) a positive number, then GSFM shall owe a number of Shares to Counterparty equal to the Net Stock Settlement Daily Shares, or (ii) a negative number, then Counterparty shall owe a number of Shares to GSFM (or its designee) equal to the absolute value of the Net Stock Settlement Daily Shares. The Net Stock Settlement Daily Shares owed in respect of all Exchange Business Days within a Settlement Period shall be delivered (as a single net delivery in accordance with “Netting of Share Deliveries” below) by Counterparty or GSFM, as the case may be, on the third Clearance System Business Day following the last Scheduled Trading Day of such Settlement Period.

Net Stock Settlement Daily Shares:	In respect of each Exchange Business Day during the Unwind Period on which there is an Unwind Daily Share Amount, an amount calculated by the Calculation Agent equal to: (i)(A) the Forward Price as of such day minus (B) the Execution Price for such day multiplied by (ii) the Daily Hedge Reduction Amount for such day divided by (iii) the Execution Price for such day.

Settlement Date:	For the avoidance of doubt, (i) the Physical Settlement Date and each day on which a payment or delivery is required under “Net Stock Settlement” shall be a Settlement Date for purposes of this Confirmation and the Equity Definitions and the provisions of Section 9.4 of the Equity Definitions shall apply and (ii) each day on which a payment is required under “Cash Settlement” shall be a Cash Settlement Payment Date for purposes of this Confirmation and the Equity Definitions and the provisions of Section 8.8 of the Equity Definitions shall apply.

Netting of Share Deliveries:	With respect to this Confirmation, any obligation to deliver Shares for settlement on the same date by GSFM, on the one hand, and Counterparty, on the other hand, shall be netted. The resulting Share delivery obligation of a party upon such netting shall be rounded down to the nearest number of whole Shares, such that neither party shall be required to deliver any fractional number of Shares.

Limitation on Receipt of Shares:	Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, GSFM shall not be entitled to receive, and Counterparty shall not be entitled to require GSFM to accept, Shares hereunder to the extent (but only to the extent) that such receipt would result directly or indirectly in “beneficial ownership” (within the meaning of Section 13(d) and Section 16 of the Exchange Act, except as provided below) by GSFM, together with any entities subject to aggregation with GSFM, (collectively, “GS entities”), equal to or in excess of 4.9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the GS entities directly or indirectly so beneficially owning 4.9% or more of the outstanding Shares. If any delivery owed to GSFM hereunder is not made, in whole or in part, as a result of this provision, neither Counterparty’s obligation to make such delivery, nor GSFM’s obligation to make payments in respect of such delivery, shall be extinguished and Counterparty shall make such delivery, and GSFM shall make the corresponding payments, as promptly as practicable after, but in no event later than one Clearance System Business Day after, GSFM gives notice to Counterparty that such delivery would not result in the GS entities directly or indirectly so beneficially owning 4.9% or more of the outstanding Shares; provided, however, that GSFM shall deliver to Counterparty the requisite notices to permit Counterparty to deliver the full number of Settlement Shares pursuant to each Physical Settlement not later than five (5) Exchange Business Days following the Physical Settlement Date. For purposes of the definition of “beneficial ownership” as used in this provision, no effect shall be given to any provisions of Section 13(d) of the Exchange Act (or rules thereunder) that would attribute to the GS entities any Shares owned by Citibank or any of its affiliates (collectively, the “Citibank entities”), and vice versa, to the extent such attribution would result from the participation of the GS entities and the Citibank entities in the activities contemplated in the Registration Agreement or as described above under “Other Forward” (it being understood that nothing in this Agreement shall constitute a determination or admission that such attribution is required).

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the definition of “Potential Adjustment Event” in Section 11.2(e) of the Equity Definitions is hereby amended by deleting Section 11.2(e)(iii) thereof.

Extraordinary Dividend:	Any dividend amount per Share (declared by the Issuer to holders of record of a Share where the date on which the Shares commence trading ex-dividend on the Exchange will occur prior to the final Cash Settlement Payment Date or Settlement Date, as the case may be).

Extraordinary Events:

Consequences of Merger Event:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GSFM

Tender Offer:	Not Applicable

Nationalization or Delisting:	Negotiated Close-out; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange; provided, further, that any announcement by the Exchange that the Shares will cease to be listed, traded or publicly quoted on the Exchange shall not constitute a Delisting during any applicable compliance period, accepted compliance plan period or applicable cure period prior to the actual delisting of such Shares or during any applicable hearing or appeal period which effects a stay of the actual delisting of the Shares (including the applicable period during which an issuer may request such hearing or appeal).

Insolvency:	Subject to Section 12(a) of this Confirmation, Negotiated Close-out.
Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Nationalization, a Delisting, Change in Law or Insolvency Filing, Cancellation and Payment applies, an Additional Termination Event (with the Transaction being the sole Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply.
Additional Disruption Events:
Only the following Additional Disruption Events shall apply to this Transaction:

(i) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” immediately following the word “Transaction” in clause (X) thereof, and deleting clause (Y) thereof.

(ii) Failure to Deliver:	Applicable

(iii) Insolvency Filing:	Applicable, subject to Section 12(a) of this Confirmation.

Hedging Party:	GSFM

Determining Party:	GSFM

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GSFM may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GSFM under this Transaction, in whole or in part, to an affiliate of GSFM that is guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.
     3. Calculation Agent. GSFM
     4. Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement and those contained herein, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into this Transaction hereunder as principal and not for the benefit of any third party.
     5. Additional Acknowledgments and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement and those contained herein, Counterparty acknowledges and covenants to GSFM (which covenants shall remain in effect at all times until the termination of this Transaction) as follows:
     (a) without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that GSFM is not making any representations or warranties with respect to the treatment of this Transaction under FASB Statements 149 or 150, EITF 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;
     (b) it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Base Amount at such time plus (ii) the maximum total number of Shares that it is obligated to issue upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;
     (c) it understands that GSFM has no obligation or intention to register the Transaction under the Securities Act or any state securities law or other applicable federal securities law;
     (d) [omitted];
     (e) prior to any Settlement Date, the Shares to be delivered by Counterparty on such date shall have been approved for listing or quotation on the Exchange, subject to official notice of issuance, and such Shares shall have been registered under the Exchange Act;
     (f) it will not repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 6.5% of the number of then-outstanding Shares and it will notify GSFM immediately upon the announcement or consummation of any repurchase of Shares in an amount greater than 1.0% of the number of then-outstanding Shares;
     (g) it will not engage in any “distribution” (as defined in Regulation M promulgated under the Exchange Act (“Regulation M”) during any Unwind Period;
     (h) it will notify GSFM immediately upon (i) becoming aware that it is the subject of a tender offer made under Section 14(d)(1) of the Exchange Act or (ii) the announcement of an issuer tender offer (within the meaning of Rule 13e-4 under the Exchange Act);
     (i) IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

     (j) during any Unwind Period, except with the prior written consent of GSFM or as provided above under “Other Forward,” it will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares, other than purchases by or from Counterparty relating to Counterparty’s equity-based compensation plans or purchases by Counterparty as a result of “net issuance” exercises of outstanding warrants that, in each case, do not constitute Rule 10b-18 purchases within the meaning of Rule 10b-18;
     (k) during any Unwind Period it will not be subject to any “restricted period” (as such term is defined in Regulation M) in respect of the Shares or any “reference security” (as such term is defined in Regulation M) with respect to the Shares; and
     (l) notwithstanding anything to the contrary herein or in the Equity Definitions, Counterparty shall:
     (i) prior to the opening of trading in the Shares on any day during any Unwind Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify GSFM of such public announcement;.
     (ii) promptly notify GSFM following any such announcement that such announcement has been made; and
     (iii) promptly provide GSFM with written notice specifying (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GSFM or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GSFM that such information is true and correct. In addition, Counterparty shall promptly notify GSFM of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
     6. Additional Representations and Warranties of Counterparty. In addition to the representations and warranties in the Agreement and those contained herein, Counterparty represents and warrants to GSFM as of date hereof (which representations and warranties will be deemed to be repeated by Counterparty at the Time of Delivery of the Optional Shares and, in the case of subparagraphs (b) and (c), on the date of any Settlement Notice that specifies Net Stock Settlement and at all times during the corresponding Unwind Period) that:
     (a) it satisfies the eligibility requirements to conduct a primary offering of Shares on Form S-3;
     (b) it is not and, after giving effect to the transactions contemplated hereby, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and
     (c) the present fair market value (or present fair saleable value) of the assets of Counterparty is not less than the total amount required to pay the liabilities of Counterparty, including contingent liabilities, as they become absolute and matured; (ii) Counterparty is not engaged in any business or transaction for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Counterparty is engaged; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and become due in the normal course of business and, assuming performance by GSFM of its obligations under this Transaction, is not incurring debts or other obligations beyond its ability to pay as such obligations mature.

     7. Omitted.
     8. Acceleration Events. An Acceleration Event shall occur if:
          (a) Notwithstanding any other provision hereof, if, in the commercially reasonable judgment of the Calculation Agent, GSFM is unable to continue to hedge its exposure to the Transaction because, notwithstanding GSFM’s exercise of its commercially reasonable efforts, (i) sufficient Shares are not made available for Share borrowing by lenders or (ii) GSFM would incur a stock loan cost to borrow Shares of more than 100 basis points per annum, (each of (i) and (ii) a “Stock Borrow Event”), then GSFM shall have the right to designate any Clearance System Business Day to be a Physical Settlement Date on at least three (3) Scheduled Trading Days’ notice, and to select the number of Settlement Shares (which, during any Unwind Period, may include any Remaining Hedge Amount) for such Physical Settlement Date; provided that the number of Settlement Shares for any Physical Settlement Date so designated by GSFM shall not exceed the number of Shares as to which such inability to borrow or cost limitation exists.
          (b) Notwithstanding any other provision hereof, if the closing sale price per Share, or the average of the closing bid and offer price per Share, on the Exchange for the regular trading session on any Exchange Business Day occurring after the Trade Date is less than or equal to $15, subject to any adjustment hereunder, then, unless waived in writing by GSFM, the immediately following Clearance System Business Day shall be the Physical Settlement Date for the entire Transaction (including, during any Unwind Period, the Remaining Hedge Amount);
          (c) Notwithstanding any other provision hereof, if the closing sale price per Share, or the average of the closing bid and offer price per Share, on the Exchange for the regular trading session on any Exchange Business Day during an Unwind Period for a Net Stock Settlement is less than or equal to $35.00, subject to any adjustment hereunder, then GSFM shall have the right to designate any Clearance System Business Day as the Physical Settlement Date with respect to a number of Settlement Shares equal to the Remaining Hedge Amount for such Unwind Period on at least five (5) Scheduled Trading Days’ notice; provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period;
          (d) Notwithstanding any other provision hereof, if the Unwind Period has not been completed by the 45th Scheduled Trading Day following the Unwind Period Starting Date, then GSFM shall have the right to designate any Clearance System Business Day as the Physical Settlement Date with respect to a number of Settlement Shares equal to the Remaining Hedge Amount for such Unwind Period on at least five (5) Scheduled Trading Days’ notice; provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period;
          (e) Notwithstanding any other provision hereof, if Counterparty declares an Extraordinary Dividend, GSFM may designate any Clearance System Business Day as the Physical Settlement Date for the entire Transaction (including, during any Unwind Period, the Remaining Hedge Amount) on at least three (3) Scheduled Trading Days’ notice; provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period;
          (f) Notwithstanding any other provision hereof, if on any day occurring after the Trade Date the board of directors of Counterparty votes to approve any transaction that, if consummated, would constitute a Merger Event (as defined in the Equity Definitions), GSFM shall have the right to designate any Clearance System Business Day to be the Physical Settlement Date for the entire Transaction (including, during any Unwind Period, the Remaining Hedge Amount) on at least three (3) Scheduled Trading Days’ notice (and Counterparty shall notify GSFM of any such vote within one Scheduled Trading Day); provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period;
          (g) Notwithstanding any other provision hereof, GSFM may designate any Clearance System Business Day on or following the date of commencement (as defined in Rule 13e-4(a)(4) or Rule 14d-2(a)) of a tender offer (within the meaning of Section 14(d) of the Exchange Act) or an issuer tender offer (within the meaning of Rule 13e-4 under the Exchange Act) as the Physical Settlement Date for the entire Transaction (including, during any Unwind Period, the Remaining Hedge Amount) on at least three (3) Scheduled Trading

Days’ notice; provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period;
     (h) Notwithstanding any other provisions hereof, if either GSFM or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, such party shall have the right to designate any Clearance System Business Day to be a Physical Settlement Date for the entire Transaction (including, during any Unwind Period, the Remaining Hedge Amount) on at least three (3) Scheduled Trading Days’ notice; provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period; or
     (i) Notwithstanding any other provisions hereof but subject to Section 12(a) of this Confirmation, if a Nationalization, Insolvency, Insolvency Filing, Delisting or Change in Law occurs, GSFM shall have the right to designate any Clearance System Business Day to be a Physical Settlement Date for the entire Transaction (including, during any Unwind Period, the Remaining Hedge Amount) on at least three (3) Scheduled Trading Days’ notice; provided, that such Physical Settlement Date shall be designated to occur promptly following the expiration of such notice period.
     9. Additional Termination Events. The following Additional Termination Event will apply: A failure for any reason of the prospectus contemplated by the Registration Agreement to be current and available for use, as provided in Section 4(a) of the Registration Agreement, throughout the period from the Trade Date until the completion by GSFM or its affiliates of the sale of the Firm Shares and, if applicable, the Optional Shares shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and this Transaction (or the terminated portion thereof) as the sole Affected Transaction; provided that such Additional Termination Event shall only become effective if Counterparty has not prepared and filed such amendments or supplements to the prospectus as may be necessary to cause the prospectus to be current and available for use within five (5) Exchange Business Days after the earlier of (i) Counterparty’s receipt of written notice from the Underwriters or (ii) the date on which Counterparty is required under Section 4(a) of the Registration Agreement to notify the Underwriters, that such prospectus is no longer current and available for use; provided further, that the Transaction shall be subject to termination only in respect of the number of Shares remaining unsold as of the time of such failure.
     10. Omitted.
     11. Rule 10b5-1. It is the intent of GSFM and Counterparty that the purchase of Shares by GSFM during any Unwind Period comply with the requirements of Rule 10b5-1(c)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty acknowledges that (i) during any Unwind Period Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by GSFM (or its agent or affiliate) in connection with this Confirmation and (ii) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. For purposes of this Transaction, “Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, or purchase or sale of substantial assets.
     12. Acknowledgments. (a) The parties hereto agree, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, that this Transaction shall constitute a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and that this Transaction and the obligations and rights of Counterparty and GSFM shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise)

or other action by Counterparty or GSFM, if on or prior to the final Settlement Date, a proceeding commences with respect to Counterparty under the Bankruptcy Code (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such commencement).
     (b) GSFM acknowledges and agrees that this Confirmation is not intended to convey to GSFM rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit GSFM’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and, provided, further, that nothing herein shall limit or shall be deemed to limit GSFM’s rights in respect of any transaction other than the Transaction.
     (c) The parties hereto intend for:
          (i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code;
          (ii) the rights given to GSFM hereunder upon an Event of Default, Termination Event or Early Termination Date to constitute “contractual rights” to cause the liquidation of a “securities contract” or a “swap agreement” and to set off mutual debts and claims in connection with a “securities contract” or a “swap agreement”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;
          (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” under a “securities contract” or a “swap agreement” as defined in the Bankruptcy Code;
          (iv) all payments for, under or in connection with a Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “securities contract” or a “swap agreement” as defined in the Bankruptcy Code; and
          (v) any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including any Transaction) or any other agreement between such parties.
     (d) Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver on any Settlement Date or other date on which Shares are delivered in respect of any amount owed under this Agreement, whether pursuant to Physical Settlement, Net Stock Settlement, Section 18(b) of this Confirmation or otherwise, a number of Shares greater than 6,120,000 Shares (as adjusted for stock splits and similar events) to GSFM, minus the aggregate amount of all Shares delivered by Counterparty to GSFM on each prior Settlement Date or other date of delivery of Shares.
     (e) Notwithstanding any provisions of the Agreement, all communications relating to this Transaction or the Agreement shall be transmitted exclusively through GS&Co. at One New York Plaza, New York, New York 10004, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.
     (f) GS&Co. received other remuneration from GSFM in relation to this Transaction. The amount and source of such other remuneration will be furnished upon written request. The time of this Transaction is available upon request.
     (g) Counterparty understands and agrees that GS&Co. will act as agent for both parties with respect to this Transaction. GS&Co. is so acting solely in its capacity as agent for Counterparty and GSFM pursuant to instructions from Counterparty and GSFM. GS&Co. shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under this Transaction.

Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of this Transaction.
     (h) For the avoidance of doubt, it is understood that no collateral will be posted by the parties hereto. GSFM hereby notifies Counterparty that, with respect to any collateral posted with it, (i) except as otherwise agreed in writing between GSFM and Counterparty, GSFM may repledge or otherwise use any collateral delivered to GSFM by Counterparty in its business; (ii) in the event of GSFM’s failure, Counterparty will likely be considered an unsecured creditor of GSFM as to all such collateral then controlled by GSFM; (iii) the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) does not protect Counterparty with respect to any such collateral deposited with GSFM; and (iv) such collateral will not be subject to the requirements of and customer protections afforded by the Securities and Exchange Commission customer protection rules and Rules 8c-1, 15c2-1, 15c3-2 and 15c3-3 under the Exchange Act.
     13. Indemnification. Counterparty agrees to indemnify and hold harmless GSFM and its affiliates and assignees and their respective directors, officers, employees, agents and controlling persons (GSFM and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, relating to or arising out of this Transaction. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GSFM’s willful misconduct, gross negligence or bad faith in performing the services that are subject of this Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability relating to an indemnifiable event under this Agreement, in such proportion as is fair and reasonable in light of all of the circumstances of the Transaction and such indemnifiable event in order to reflect the relative benefits received (or anticipated to be received) by the Counterparty and the Indemnified Party as a result of the Transaction and such indemnifiable event and the relative fault of the Counterparty and the Indemnified Party in connection with such indemnifiable event, and any other relevant equitable considerations. Counterparty and GSFM agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Counterparty will not be liable under the foregoing contribution provision to the extent that any loss, claim, damage, or liability is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GSFM’s willful misconduct, gross negligence or bad faith in performing the services that are the subject of this Transaction. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty will not be liable under the foregoing reimbursement provisions to the extent that any claim, action, suit or proceeding giving rise to reimbursement hereunder is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from GSFM’s willful misconduct, gross negligence or bad faith. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 13 shall survive the completion of this Transaction contemplated by this Confirmation and, upon any assignment and/or delegation of this Transaction made pursuant to the Agreement or this Confirmation, shall inure to the benefit of any permitted assignee of GSFM.
     14. Agreements and Acknowledgments of Counterparty Regarding Shares.
     (a) Counterparty agrees and acknowledges that, in respect of any Shares delivered to GSFM on the Physical Settlement Date (and any other date on which Shares are delivered to GSFM pursuant to this Confirmation), such Shares shall be, upon such delivery, duly authorized, validly issued and outstanding, fully paid and nonassessable and free of any lien, charge, claim or other encumbrance, and the issuance thereof will not be subject to any pre-emptive or similar rights. Counterparty further agrees and acknowledges that GSFM will hedge its exposure to this Transaction by selling Shares borrowed from third party securities lenders pursuant to a Registration Statement. Counterparty further agrees and acknowledges, and (except in circumstances in which paragraph (c) applies) shall be deemed to represent to GSFM on the Physical Settlement Date, that the Shares (up to the Base Amount, including any Option Base Amount) delivered by Counterparty to GSFM in connection with any Physical Settlement or Net Stock Settlement of this Transaction may be used by GSFM to return to securities lenders without further registration under the Securities Act. Accordingly, Counterparty agrees that the Shares that it delivers to GSFM on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.
     (b) Counterparty agrees to take all actions, and to omit to take any actions, reasonably requested by GSFM (so long as such actions or omissions would not materially prejudice Counterparty’s legal or commercial position) in order to allow GSFM and its affiliates to unwind hedges and return Shares to securities lenders in compliance with the Securities Act and other applicable laws;
     (c) Private Placement/Registration Procedures. (i) If Counterparty is unable to comply with the provisions of, and make the representation set forth in, paragraph (a) above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or GSFM otherwise determines that in its reasonable opinion any Settlement Shares to be delivered to GSFM by Counterparty may not be freely returned by GSFM to securities lenders as described in paragraph (a) above, or if Counterparty delivers Shares to GSFM pursuant to Section 18(b) of this Confirmation, then at the election of Counterparty by notice to GSFM within three (3) Exchange Business Days after the relevant delivery obligation arises, unless waived by GSFM, either (A) delivery of such Settlement Shares shall be effected in accordance with customary private placement procedures reasonably acceptable to GSFM (“Private Placement Settlement”) or (B) such Settlement Shares shall be covered by an effective registration statement of Counterparty in form and content reasonably satisfactory to GSFM for immediate resale by a designated affiliate of GSFM and delivery and resales of such Settlement Shares shall be effected in accordance with customary offering procedures (“Registered Offering Settlement”);
          (ii) The Private Placement Settlement or Registered Offering Settlement of such Settlement Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to GSFM, due diligence rights (for GSFM or, in the case of a Private Placement Settlement, any buyer of the Settlement Shares designated by GSFM), opinions, accountants’ comfort letters (if and to the extent such letters may be obtained), certificates and such other documentation as is customary for private placement agreements or registered offerings, as the case may be, all reasonably acceptable to GSFM. In the case of a Private Placement Settlement, GSFM shall, in its good faith discretion, adjust the amount of restricted Shares to be delivered to GSFM hereunder in a commercially reasonable manner to reflect the fact that such restricted Shares may not be freely returned to securities lenders by GSFM and may only be saleable by GSFM at a discount to reflect the lack of liquidity in restricted Shares.
          (iii) If Counterparty elects a Private Placement Settlement in respect of any Settlement Shares, Counterparty agrees that (A) such Shares may be transferred by and among GSFM and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Physical Settlement Date (or other date on which Shares are delivered), Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by GSFM (or such affiliate of GSFM) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by GSFM or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by GSFM (or such affiliate of GSFM).

     15. Agreements and Acknowledgments of GSFM. GSFM acknowledges and agrees that, except in the case of a Private Placement Settlement or Registered Offering Settlement, GSFM shall use any Shares delivered by Counterparty to GSFM on any Settlement Date to return to securities lenders to close out borrowings created by GSFM in connection with its hedging activities related to exposure under this Transaction.
     16. Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law but otherwise without reference to its choice of laws doctrine).
     17. Miscellaneous.
          (a) Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
          (b) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND GSFM HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF GSFM OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
          (c) Omitted.
          (d) Notices:
     Address for notices or communications to GSFM:
Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
Attn:      Equity Operations: Options and Derivatives
Telephone:   (212) 902-1981
Facsimile:   (212) 428-1980/1983
With a copy to:
Attn:       Tracey McCabe
                Equity Capital Markets
Telephone: (212) 357-0428
Facsimile: (212) 902-3000]
     Address for notices or communications to Counterparty:
Leap Wireless International, Inc.
10307 Pacific Center Court
San Diego, California 92121
Attn: Robert J. Irving, Jr., General Counsel
Facsimile: (858) 882-6040
Email: rirving@cricketcommunications.com
     With a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
12636 High Bluff Drive
Suite 400
San Diego, California 92130-2071
Attention: Barry Clarkson, Esq.
Facsimile: (858) 523-5450
Email: barry.clarkson@lw.com
     18. Payment Date upon Early Termination. (a) Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.
     (b) If due to the occurrence of an Extraordinary Event, Disruption Event, the designation of an Early Termination Date or otherwise, Counterparty would be obligated to pay cash to GSFM, or GSFM would be required to pay cash to Counterparty, pursuant to the terms of the Agreement or this Confirmation for any reason without Counterparty having had the right (other than pursuant to this paragraph) to elect to deliver (or require GSFM to deliver to it) Shares in satisfaction of such payment obligation, then Counterparty may elect to deliver to GSFM (or require GSFM to deliver to it) a number of Shares having a cash value equal to the amount of such payment obligation (or, if less, a number of Shares equal to the maximum number of Shares then specified in Section 12(d)), which shall constitute full payment and satisfaction of such payment obligation (such number of Shares to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner (i) in the case of share deliveries to GSFM, by reference to the number of Shares that could be sold by GSFM over a reasonable period of time to realize the cash equivalent of such payment obligation taking into account any applicable discount (determined in a commercially reasonable manner) to reflect any restrictions on transfer as well as the market value of the Shares or (ii) in the case of share deliveries by GSFM, as the number of Shares that GSFM, acting in a commercially reasonable manner, is able to purchase for an aggregate price equal to such cash value over a reasonable period of time taking into account available market liquidity, the occurrence of any Suspension Day or Disrupted Day and applicable securities laws). Delivery of Shares pursuant to this paragraph shall be effected, at the election of Counterparty, either in a Private Placement Settlement or a Registered Offering Settlement in accordance with the provisions of Section 14(c) of this Confirmation.
     19. Calculations on Early Termination and Set-Off. Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to the provisions of this Confirmation.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GSFM) correctly sets forth the terms of the agreement between GSFM and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully, GOLDMAN SACHS FINANCIAL MARKETS, L.P.
By:	/s/ Illegible

Goldman Sachs Financial Markets, LLC, general partner

Agreed and Accepted By:
LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ S. D. Hutcheson
Name: S. D. Hutcheson
Title: CEO & President